Exhibit 99.3

                     IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                               EASTERN DIVISION

In re:                          )         Case No. 01-24795
                                )         (Jointly Administered)
COMDISCO, INC.                  )         Chapter 11
et al.,                         )
                                )         Hon. Bruce W. Black
                                )
                     Debtors.   )


                      ORDER (A) ESTIMATING THE AMOUNTS OF
           DISPUTED C-5A INTERESTS AND C-5B SUBORDINATED CLAIMS FOR
             PURPOSES OF ESTABLISHING A DISPUTED INTERESTS RESERVE
              AS PROVIDED IN THE DEBTORS' PLAN OF REORGANIZATION
                    AND (B) GRANTING CERTAIN RELATED RELIEF


         This matter having come before the Court on the Motion (the "Motion")(1) of the above captioned, debtors and debtors-in-possession (the "Debtors") for an order pursuant to 11 U.S.C. ss.ss. 105(a) and 502(c), Fed.
R. Bankr. Proc. 3020(d) and the First Amended Joint Plan of Reorganization of Comdisco, Inc. and its Affiliated Debtors and Debtors in possession dated June 13, 2002 (the "Plan") (a) estimating the amount of disputed C-5A Interests and C-5B Subordinated Claims (collectively, the "Disputed Interests") for the purposes of establishing a Disputed Interests Reserve for the Comdisco Debtors, and (b) granting certain related relief; and it appearing that notice of the Motion was good and sufficient under the particular circumstances and that no other or further notice need be given; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates and creditors and other parties in interest; and good cause appearing therefor, it is hereby

         ORDERED, ADJUDGED AND DECREED THAT:

         1. The Motion is granted.

         2. With respect to Class C-5A Interests, the Reorganized Debtors shall establish a Disputed Interests Reserve of 5,763,638 CDRs comprised of
(i) 1,375,638 CDRs with respect to the equal number of shares of non-SIP related Old Common Stock which has not yet been exchanged for CDRs, and (ii) 4,388,000 CDRs with respect to the equal number of shares of SIP related Old Common Stock held by SIP Participants who have not accepted the SIP Relief.

         3. With respect to Class C-5B Subordinated Claims, the Reorganized Debtors shall establish a reserve of an additional 3,732,000 CDRs be placed in the Disputed Interests Reserve to ensure that sufficient distributions are available to the SIP Participants listed on Exhibit A attached hereto to the extent that such claims ultimately become Allowed Subordinated Claims.

         4. Other than as to the SIP Participants attached on Exhibit A, additional CDRs necessary to be issuable to a holder of a Disputed General Unsecured Claim which is ultimately disallowed as a General Unsecured Claim but Allowed at some amount as a newly Allowed Subordinated Claim be funded as follows: (i) the amount by which the Contingent Equity Distribution increases as a result of the disallowance of such General Unsecured Claim (the "Released Contingent Equity Distribution") shall first be used to fund an amount (the "Catch Up Amount") up to that paid on account of other CDRs as through such date with any excess Released Contingent Equity Distribution over the Catch Up Amount distributable Pro Rata to all holders of CDRs, and (ii) in connection with any subsequent distribution, the holder of such newly Allowed Subordinated Claim shall receive the Pro Rata amounts distributable to all holders of CDRs.

         5. To the extent a Disputed Interest is disallowed, the remaining CDRs held in the Disputed Interests Reserve held on account of such Disputed Interest will be cancelled.

         6. The Reorganized Debtors are authorized to take all actions necessary or appropriate to give effect to this Order and to direct Logan & Company, Inc., the Reorganized Debtors' claims and noticing agent, and any Disbursing Agents (as defined in the Plan) to take such actions necessary to implement the terms of this Order, including modifying the existing disbursing agreements.

------------

(1) Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Motion.


Dated:     Chicago, Illinois
           March 27, 2003



                                                /s/ Bruce W. Black
                                                -------------------------------
                                                UNITED STATES BANKRUPTCY JUDGE